           ---------------------------------------------------------

                               LIMITED PARTNERSHIP

                                    AGREEMENT

                                       OF

                         HOME STAKE JOINT VENTURE, LTD.

           ---------------------------------------------------------

                                TABLE OF CONTENTS

SECTION                                                                                                        PAGE


1.  The Joint Venture.............................................................................................1
     1.1  Definitions.............................................................................................1
     1.2  Organization............................................................................................5
     1.3  Joint Venture Name......................................................................................5
     1.4  Character of Business...................................................................................5
     1.5  Principal Place of Business.............................................................................5
     1.6  Term of Joint Venture...................................................................................5
     1.7  Filings ................................................................................................5
     1.8  Independent Activities..................................................................................6

2.  Capitalization................................................................................................6
     2.1  Capital Contributions of the Joint Venture Manager and Initial Limited Partner..........................6
     2.2  Capital Contributions of the Joint Venturers............................................................6
     2.3  Additional Capital Contributions........................................................................7
     2.4  No Interest on Capital Contributions, No Withdrawals....................................................7

3.  Capital Accounts and Allocations..............................................................................7
     3.1  Capital Accounts........................................................................................7
     3.2  Allocation of Profits and Losses........................................................................8
     3.3  Depletion..............................................................................................10
     3.4  Apportionment Among Joint Venturers....................................................................11

4.  Distributions................................................................................................11
     4.1  Time of Distribution...................................................................................11
     4.2  Distributions..........................................................................................11
     4.3  Capital Account Deficits...............................................................................11

5.  Activities...................................................................................................11
     5.1  Management.............................................................................................11
     5.2  Conduct of Operations..................................................................................11
     5.3  Acquisition and Sale of Leases.........................................................................12
     5.4  Title to Leases........................................................................................12
     5.5  Release, Abandonment, and Sale or Exchange of Properties...............................................12
     5.6  Certain Transactions With Joint Venture Manager or Affiliates..........................................12

6.  Joint Venture Manager........................................................................................13
     6.1  Joint Venture Manager..................................................................................13
     6.2  Authority of Joint Venture Manager.....................................................................13
     6.3  Certain Restrictions on Joint Venture Manager's Power and Authority....................................14
     6.4  Indemnification of Joint Venture Manager...............................................................15
     6.5  Withdrawal.............................................................................................15
     6.6  Management Fee.........................................................................................15
     6.7  Organization and Offering Fee..........................................................................15
     6.8  Tax Matters Partner....................................................................................16

                                TABLE OF CONTENTS

SECTION                                                                                                        PAGE

7.  Joint Venturers..............................................................................................16
     7.1  Management.............................................................................................16
     7.2  Assignment of Units....................................................................................16
     7.3  Prohibited Transfers...................................................................................17
     7.4  Withdrawal by Joint Venturers..........................................................................17
     7.5  Calling of Meetings....................................................................................17
     7.6  Voting Rights..........................................................................................17
     7.7  Voting by Proxy........................................................................................18
     7.8  Conversion of Additional General Partner Interests into Limited Partner Interests .....................18
     7.9  Liability of Joint Venturers...........................................................................18

8.  Books and Records............................................................................................18
     8.1  Books and Records......................................................................................18
     8.2  Reports ...............................................................................................19
     8.3  Bank Accounts..........................................................................................19
     8.4  Federal Income Tax Elections...........................................................................19

9.  Dissolution; Winding-Up......................................................................................19
     9.1  Dissolution............................................................................................19
     9.2  Liquidation............................................................................................20
     9.3  Winding-Up.............................................................................................20

10.  Power of Attorney...........................................................................................21
     10.1  Joint Venture Manager as Attorney-in-Fact.............................................................21
     10.2  Nature as Special Power...............................................................................21

11.  Miscellaneous Provisions....................................................................................22
     11.1  Liability of Parties..................................................................................22
     11.2  Notices...............................................................................................22
     11.3  Paragraph Headings, Section References................................................................22
     11.4  Severability..........................................................................................22
     11.5  Sole Agreement........................................................................................22
     11.6  Applicable Law........................................................................................22
     11.7  Execution in Counterparts.............................................................................22
     11.8  Waiver of Action for Partition........................................................................22
     11.9  Amendments............................................................................................23
     11.10 Substitution of Signature Pages.......................................................................23
     11.11 Incorporation by Reference............................................................................23

                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                         HOME STAKE JOINT VENTURE, LTD.

     THIS LIMITED JOINT VENTURE AGREEMENT ("Agreement") is entered into and effective as of the ___ day of ____________, 1997, by and between (i) BLUE RIDGE ENERGY, INC., a Nevada corporation, as the Joint Venture Manager, (ii) ROBERT D. BURR, as the Initial Limited Partner, and (iii) the Persons whose names are set forth on Exhibit A attached hereto, as Additional General Partners or as Limited Partners.

     RECITALS:

     A. The Joint Venture Manager and the Initial Limited Partner formed a Kentucky limited partnership named Home Stake Joint Venture, Ltd. ("Joint Venture") pursuant to the provisions of the Kentucky Revised Uniform Limited Partnership Act.

     B. On the date hereof, the Additional General Partners and Limited Partners have been admitted to the Joint Venture.

     C. The parties desire to enter into this Agreement to set forth their mutual understandings.

     AGREEMENT:

     NOW, THEREFORE, the parties hereby agree as follows:

  1.  THE JOINT VENTURE.

          1.1 DEFINITIONS. Capitalized words and phrases used in this Agreement shall have the following meanings:

              (a) "Act" shall mean the Kentucky Revised Uniform Limited Partnership Act, as amended from time to time (or any corresponding provisions of succeeding law).

              (b) "Additional General Partner" shall mean an Joint Venturer who purchases Units as an additional general partner, and such Additional General Partner's transferees and assigns who are admitted as a Substitute Joint Venturer. The term "Additional General Partners" shall not include such Joint Venturer who converts such Joint Venturer's interest in the Joint Venture into a Limited Partner interest pursuant to Section 7.8.

              (c) "Affiliate" of a specified Person shall mean (a) any Person directly or indirectly owing, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such specified Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such specified Person; (c) any Person directly or indirectly controlling, controlled by, or under common control with, such specified Person; (d) any officer, director, trustee or partner of such specified Person, and (e) if such specified Person is an officer, director, trustee or partner, any Person for which such Person acts in any such capacity.

              (d) "Agreement" shall mean this Limited Partnership Agreement, as amended from time to time.

              (e) "Capital Account" shall mean, with respect to any Joint Venturer, the capital account maintained for such Joint Venturer pursuant to
Section 3.1.

              (f) "Capital Contribution" shall mean the total contributions made by a Joint Venturer to the capital of the Joint Venture pursuant to Section 2.

              (g) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

              (h) "Depreciation" shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Joint Venture Manager.

              (i) "Distributable Cash" shall mean for any period the excess, if any, of (A) the sum of (i) all gross receipts from any sources (including loan proceeds) for such period, other than from Capital Contributions, plus (ii) any funds released by the Joint Venture Manager from previously established reserves (referred to in (B)(ii) below), over (B) the sum of (i) all cash expenditures of the Joint Venture for such period not funded by Capital Contributions or paid out of previously established reserves (referred to in (B)(ii) below), plus (ii) a reasonable reserve for future expenditures as determined by the Joint Venture Manager.

              (j) "General Partners" shall mean the Additional General Partners and the Joint Venture Manager.

              (k) "Gross Asset Value" shall mean, with respect to any asset, the asset's adjusted basis for Federal income tax purposes, except as follows:

                  (1) The initial Gross Asset Value of any asset contributed by a Joint Venturer to the Joint Venture shall be the gross fair market value of such asset, as determined by the contributing Joint Venturer and the Joint Venture;

                  (2) The Gross Asset Value of all Joint Venture assets shall be adjusted to equal their respective gross fair market values, as determined by the Joint Venture Manager, as of the following times: (a) the acquisition of an additional interest in the Joint Venture by any new or existing Joint Venturer in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Joint Venture of property in consideration for an interest in the Joint Venture; and (c) the liquidation of the Joint Venture within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses
     (a) and (b) above shall be made only if the Joint Venture Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Joint Venturers in the Joint Venture;

                  (3) The Gross Asset Value of any Joint Venture asset distributed to any Joint Venturer shall be the gross fair market value of such asset on the date of distribution; and

                  (4) The Gross Asset Value of Joint Venture assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(m) and Section 3.3.2(g); provided, however, that Gross Asset Value shall not be adjusted pursuant to this Section 1.1.1(k)(4) to the extent the Joint Venture Manager determines that an adjustment pursuant to Section 1.1.1(k)(2) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.1.1(k)(4).

     If the Gross Asset Value of an asset has been determined or adjusted pursuant to Sections 1.1.1(k)(1), 1.1.1(k)(2), or 1.1.1(k)(4), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

              (l) "Initial Limited Partner" shall mean Robert D. Burr or any successor to the Initial Limited Partner's interest in the Partnership.

              (m) "Joint Venture" shall mean the partnership formed by the Joint Venturers pursuant to the Act and governed by this Agreement.

              (n) "Joint Venture Manager" shall mean Blue Ridge Energy, Inc. or its successors, in their capacity as the Joint Venture Manager.

              (o) "Joint Venturer" shall mean any Person other than the Joint Venture Manager and Initial Limited Partner (i) whose name is set forth on Exhibit A attached hereto as an Additional General Partner or as a Limited Partner, or who has been admitted as an additional or Substitute Joint Venturer pursuant to the terms of this Agreement, and (ii) who is the owner of a Unit.

              (p) "Lease" shall mean full or partial interests in: (i) undeveloped oil and gas leases; (ii) oil and gas mineral rights; (iii) licenses;
(iv) concessions; (v) contracts; (vi) fee rights; or (vii) other rights authorizing the owner thereof to drill for, reduce to possession, and produce oil and gas.

              (q) "Limited Partner" shall mean an Joint Venturer who purchases Units as a Limited Partner, such Limited Partner's transferee or assignee who is admitted as a Substitute Joint Venturer, and an Additional General Partner who converts their interest to a Limited Partner interest pursuant to the provisions of this Agreement.

              (r) "Management Fee" shall mean that fee to which the Joint Venture Manager is entitled pursuant to Section 6.6.

              (s) "Nonrecourse Liability" shall have the meaning set forth in Treas. Reg Sections 1.704-2(b)(3) and 1.752-1(a)(2).

              (t) "Oil and Gas Interest" shall mean any oil or gas royalty or lease, or fractional interest therein, or certificate of interest or participation or investment contract relative to such royalties, leases, or fractional interests, or any other interest or right which permits the exploration of, drilling for, or production of oil and gas or other related hydrocarbons or the receipt of such production or the proceeds thereof.

              (u) "Operating Costs" shall mean expenditures made and costs incurred in producing and marketing oil or gas from completed wells, including, in addition to labor, fuel, repairs, hauling, materials, supplies, utility charges, and other costs incident to or therefrom, ad valorem and severance taxes, insurance and casualty loss expense, and compensation to well operators or others for services rendered in conducting such operations.

              (v) "Organization and Offering Fee" shall mean the fee to which the Joint Venture Manager is entitled pursuant to Section 6.7.

              (w) "Participant List" shall mean an alphabetical list of the names, addresses and business telephone numbers of the Joint Venturers, along with the number of Units held by each of them.

              (x) "Partner Minimum Gain" shall mean partner nonrecourse debt minimum gain within the meaning of Treas. Reg Section 1.704-2(i)(3).

              (y) "Partner Nonrecourse Debt" shall have the meaning set forth in Treas. Reg Section 1.704-2(b)(4).

              (z) "Partner Nonrecourse Deductions" shall have the meaning set forth in Treas. Reg Section 1.704-2(i)(2).

              (aa) "Partners" shall mean the Joint Venture Manager, the Initial Limited Partner, and the Joint Venturers.

              (bb) "Partnership Minimum Gain" shall have the meaning set forth in Treas. Reg Section 1.704-2(b)(2).

              (cc) "Permitted Transfer" shall mean any transfer of Units satisfying the provisions of Section 7.2.

              (dd) "Person" shall mean any individual, partnership, corporation, limited liability company, trust, or other entity.

              (ee) "Placement Memorandum" shall mean that Private Placement Memorandum pursuant to which the Units are being offered and sold.

              (ff) "Profits" and "Losses" shall mean, for each fiscal year or other period, an amount equal to the Joint Venture's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (1) Any income of the Joint Venture that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.1.1(ff) shall be added to such taxable income or loss;

                  (2) Any expenditures of the Joint Venture described in Code
     Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.1.1(ff) shall be subtracted from such taxable income or loss;

                  (3) In the event the Gross Asset Value of any Joint Venture asset is adjusted pursuant to Sections 1.1.1(k)(2) or 1.1.1(k)(4), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purpose of computing Profits or Losses;

                  (4) Gain or loss resulting from any disposition of Joint Venture property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (5) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with Section 1.1.1(h); and

                  (6) Notwithstanding any other provisions of this Section 1.1.1(ff), any items which are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits or Losses.

              (gg) "Prospect" shall mean a contiguous Oil and Gas Interest, upon which drilling operations may be conducted. In general, a Prospect is an area in which the Joint Venture owns or intends to own one or more Oil and Gas Interests which is geographically defined on the basis of geological data by the Joint Venture Manager and which is reasonably anticipated by the Joint Venture Manager to contain at least one reservoir. An area covering lands which are believed by the Joint Venture Manager to contain subsurface structural or stratigraphic conditions making it susceptible to the accumulations of hydrocarbons in commercially productive quantities at one or more horizons. The area, which may be different for different horizons, shall be designated by the Joint Venture Manager in writing prior to the conduct of operations and shall be enlarged or contracted from time to time on the basis of subsequently acquired information to define the anticipated limits of the associated hydrocarbon reserves and to include all acreage encompassed therein. A "prospect" with respect to a particular horizon may be limited to the minimum area permitted by state law or local practice, whichever is applicable, to protect against drainage from adjacent wells if the well to be drilled by the Joint Venture is to a horizon containing proved reserves.

              (hh) "Re-Entry Well" shall mean the Home Stake Prospect which consists of approximately 160 acres of oil and gas leases in Lea County, New Mexico, and the well to be re-entered and drilled thereon.

              (ii) "Subscription Agreement" shall mean the agreement attached to the Placement Memorandum as Exhibit G, pursuant to which an investor subscribes to Units in the Joint Venture.

              (jj) "Substitute Joint Venturer" shall mean any Person admitted to the Joint Venture as an Joint Venturer pursuant to Section 7.7.2(c).

              (kk) "TMP" shall mean the tax matters partner of the Joint Venture for purposes of Code Sections 6621 through 6233.

              (ll) "Unit" shall mean an interest of an Joint Venturer in the Joint Venture, each Unit representing a commitment to make a Capital Contribution of $17,100 to the Joint Venture.

              (mm) "Venture Well" shall mean the North Ennis Creek Prospect which consists of approximately 490 acres of oil and gas leases in Scurry County, Texas and the well to be drilled thereon.

              (nn) "Working Interest" shall mean an interest in an oil and gas leasehold which is subject to some portion of the costs of development, operation, or maintenance.

     1.2 ORGANIZATION. The Joint Venture Manager and the Initial Limited Partner formed the Joint Venture pursuant to the provisions of the Act. The Joint Venturers hereby agree to continue the Joint Venture as a limited partnership pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

     1.3 JOINT VENTURE NAME. The name of the Joint Venture shall be Home Stake Joint Venture, Ltd. and all business of the Joint Venture shall be conducted in such name. The Joint Venture Manager may change the name of the Joint Venture upon ten days notice to the Joint Venturers. The Joint Venture shall hold all of its property in the name of the Joint Venture and not in the name of any Joint Venturer.

     1.4 CHARACTER OF BUSINESS. The principal business of the Joint Venture shall be to acquire Leases, drill sites, and other interests in oil and/or gas properties and to drill for oil, gas, hydrocarbons, and other minerals located in, on, or under such properties, to produce and sell oil, gas, hydrocarbons, and other minerals from such properties, and to invest and generally engage in any and all phases of the oil and gas business. Such business purpose shall include, without limitation, the purchase, sale, acquisition, disposition, exploration, development, operation, and production of oil and gas properties of any character. Without limiting the foregoing, Joint Venture activities may be undertaken as principal, agent, general partner, syndicate member, joint venturer, participant, or otherwise.

     1.5 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Joint Venture shall be at 632 Adams Street, Suite 710, Bowling Green, Kentucky 42101. The Joint Venture Manager may change the principal place of business of the Joint Venture to any other place within the Commonwealth of Kentucky upon ten days notice to the Joint Venturers.

     1.6 TERM OF JOINT VENTURE. The Joint Venture commenced upon the filing of its Certificate of Limited Partnership, and shall continue until terminated as provided in Section 9.1.

     1.7  FILINGS.

              (a) A Certificate of Limited Partnership has been filed in the office of the Secretary of State of the Commonwealth of Kentucky in accordance with the provisions of the Act. The Joint Venture Manager shall take any and all other actions reasonably necessary to perfect and maintain the status of the Joint Venture as a limited partnership under the laws of Kentucky. The Joint Venture Manager shall cause amendments to the Certificate of Limited Partnership to be filed whenever required by the Act.

              (b) The Joint Venture Manager shall execute and cause to be filed all such documents and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Joint Venture as a limited partnership qualified to do business in any other states or jurisdictions in which the Joint Venture engages in business.

              (c) Upon the dissolution of the Joint Venture, the Joint Venture Manager shall promptly execute and cause to be filed a Certificate of Cancellation in accordance with the Act and all such other documents as may be necessary for the Joint Venture to withdraw from any other states or jurisdictions in which the Joint Venture has qualified to do business.

     1.8 INDEPENDENT ACTIVITIES. Each General Partner and each Limited Partner may, notwithstanding this Agreement, engage in whatever activities they choose, whether the same are competitive with the Joint Venture or otherwise, without having or incurring any obligation to offer any interest in such activities to the Joint Venture or any Joint Venturer. Except as otherwise provided herein, however, the Joint Venture Manager and its Affiliates may pursue business opportunities that are consistent with the Joint Venture's investment objectives for their own account only after they have determined that such opportunity either cannot be pursued by the Joint Venture because of insufficient funds or because it is not appropriate for the Joint Venture under the existing circumstances. Neither this Agreement, nor any activity undertaken pursuant hereto, shall prevent the Joint Venture Manager from engaging in such activities, or require the Joint Venture Manager to permit the Joint Venture or any Joint Venturer to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by the Joint Venture Manager and the admission of each Joint Venturer, each Joint Venturer hereby waives, relinquishes, and renounces any such right or claim of participation. Notwithstanding the foregoing, the Joint Venture Manager still has a fiduciary obligation to the Joint Venturers.

  2. CAPITALIZATION.

     2.1 CAPITAL CONTRIBUTIONS OF THE JOINT VENTURE MANAGER AND INITIAL LIMITED PARTNER.

              (a) On or before the date hereof, the Joint Venture Manager shall make a Capital Contribution in cash to the Joint Venture of an amount equal to 1% of the aggregate Capital Contributions of the Joint Venturers. In consideration of making such Capital Contribution, becoming an Additional General Partner, subjecting its assets to the liabilities of the Joint Venture, and undertaking other obligations as herein set forth, the Joint Venture Manager shall receive the interest in the Joint Venture provided herein.

              (b) On or before the date hereof, the Initial Limited Partner shall contribute $100 in cash to the capital of the Joint Venture. Upon the earlier to occur of (i) the conversion of an Additional General Partner's interest into a Limited Partner interest, or (ii) the admission of another Limited Partner to the Joint Venture, the Joint Venture shall redeem in full, without interest or deduction, the Initial Limited Partner's Capital Contribution, and the Initial Limited Partner shall cease to be a Joint Venturer.

     2.2  CAPITAL CONTRIBUTIONS OF THE JOINT VENTURERS.

              (a) The interests of the Joint Venturers have been divided into 80 units ("Units"), each of which is for Seventeen Thousand One Hundred Dollars ($17,100). Upon execution of this Agreement, each initial Joint Venturer (whose names and addresses and number of Units for which the Joint Venturer has subscribed are set forth in Exhibit A) shall contribute to the capital of the Joint Venture the sum of $10,000 for each Unit purchased. If the Joint Venture Manager decides to complete the Re-Entry Well, the Joint Venture Manager shall give notice to each of the Joint Venturers and each Joint Venturer shall contribute an additional $4,275 per Unit to the capital of the Joint Venture within seven days after receipt of such notice. If the Joint Venture Manager decides to complete the Venture Well, the Joint Venture Manager shall give notice to each of the Joint Venturers and each Joint Venturer shall contribute an additional $2,825 per Unit to the capital of the Joint Venture within seven days after receipt of such notice.

              (b) Except as provided in Section 4.3, any proceeds of the offering of Units for sale pursuant to the Placement Memorandum not used, committed for use, or reserved as operating capital in the Joint Venture's operations within one year after the closing of such offering shall be distributed pro rata to the Joint Venturers as a return of capital.

              (c) Until proceeds from the offering of Units are invested in the Joint Venture's operations, such proceeds may be temporarily invested in income producing short-term, highly liquid investments where there is appropriate safety of principal, such as U.S. Treasury obligations, certificate of deposits or money market accounts. Any such income shall be allocated pro rata to the Joint Venturers providing such Capital Contributions.

     2.3 ADDITIONAL CAPITAL CONTRIBUTIONS. After all Capital Contributions made pursuant to Sections 2.1 and 2.2 have been expended, if the Joint Venture Manager determines that additional capital is required for the Joint Venture's business, the Joint Venture Manager shall give notice thereof to each of the Joint Venturers, and each of the Joint Venturers shall be obligated to make an additional Capital Contribution pro rata in accordance with the Capital Contributions previously made by each of them; provided, however, that the total additional Capital Contributions required to be made by the Joint Venturers pursuant to this Section 2.3 shall not exceed the amount required to be contributed by the Joint Venturers pursuant to Sections 2.1 and 2.2. Payment of any such additional Capital Contribution shall be due within seven days of the mailing of the notice by the Joint Venture Manager. If any Joint Venturer shall fail to pay an additional Capital Contribution required to be made by such Joint Venturer or that portion of the amount required to be contributed by the Joint Venturers pursuant to Sections 2.1 and 2.2 upon completion of each well, within seven days after the date due, such Joint Venturer shall be in default, and, in addition to all rights and remedies available to the Joint Venture at law, in equity or otherwise, the Joint Venture Manager shall have the right to set off against any distributions otherwise due to such Joint Venturer an amount equal to 300% of the amount which the Joint Venturer failed to contribute.

     2.4 NO INTEREST ON CAPITAL CONTRIBUTIONS, NO WITHDRAWALS. No interest shall be paid on any Capital Contributions and, except as otherwise provided herein, no Joint Venturer, other than the Initial Limited Partner as authorized herein, may withdraw the Joint Venturer's Capital Contribution.

   3. CAPITAL ACCOUNTS AND ALLOCATIONS.

     3.1 CAPITAL ACCOUNTS.

              (a) A separate Capital Account shall be established and maintained for each Joint Venturer on the books and records of the Joint Venture. A Joint Venturer shall have a single Capital Account even though the Joint Venturer may be both a General Partner and a Limited Partner. Capital Accounts shall be maintained in accordance with Treas. Reg. Section 1.704-1(b) and any inconsistency between the provisions of this Section 3.1 and such regulation shall be resolved in favor of such regulation. In the event the Joint Venture Manager shall determine that it is prudent to modify the manner in which the Capital Accounts are computed in order to comply with such regulation, the Joint Venture Manager may make such modification provided that it is not likely to have a material effect on the amounts distributable to any Joint Venturer pursuant to Section 9.3 upon the dissolution of the Joint Venture. The Joint Venture Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Joint Venturers and the amount of Joint Venture capital reflected on the Joint Venture's balance sheet, as computed for book purposes, in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treas. Reg. Section 1.704-1(b).

              (b) Each Joint Venturer's Capital Account shall be credited with
(i) the amount of money contributed by such Joint Venturer to the Joint Venture;
(ii) the amount of any Joint Venture liabilities that are assumed by such Joint Venturer (within the meaning of Treas. Reg. Section 1.704-1(b)(2)(iv)(c)); (iii) the Gross Asset Value of property contributed by such Joint Venturer to the Joint Venture (net of liabilities secured by such contributed property that the Joint Venture is considered to assume or take subject to under Code Section
752); and (iv) allocations to such Joint Venturer of Profits (or items thereof), including income and gain exempt from tax and income and gain described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g) (relating to adjustments to reflect book value).

              (c) Each Joint Venturer's Capital Account shall be debited with
(i) the amount of money distributed to such Joint Venturer by the Joint Venture;
(ii) the amount of such Joint Venturer's individual liabilities that are assumed by the Joint Venture (other than liabilities described in Treas. Reg. Section 1.704-1(b)(2)(iv)(b)(2) that are assumed by the Joint Venture); (iii) the Gross Asset Value of property distributed to such Joint Venturer by the Joint Venture (net of liabilities secured by such distributed property that such Joint Venturer is considered to assume or take subject to under Code Section 752);
(iv) allocations to such Joint Venturer of expenditures of the Joint Venture not deductible in computing Joint Venture taxable income and not properly chargeable to capital account (as described in Code
Section 705(a)(2)(B)), and (v) allocations to such Joint Venturer of Losses (or item thereof), including Losses and deductions described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g) (relating to adjustments to reflect book value), but excluding items described in (iv) above and excluding Losses or deductions described in Treas. Reg. Section 1.704-1(b)(4)(iii) (relating to excess percentage depletion).

              (d) Solely for purposes of maintaining the Capital Accounts:

                  (1) Each year the Joint Venture shall compute (in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(k)) a simulated depletion allowance for each Oil and Gas Interest using that method, as between the cost depletion method and the percentage depletion method (without regard to the limitations of Code Section 613A(c)(3) which theoretically could apply to any Joint Venturer), which results in the greatest simulated depletion allowance. The simulated depletion allowance with respect to each Oil and Gas Interest shall reduce the Joint Venturers' Capital Accounts in the same proportion as the Joint Venturers were allocated adjusted basis with respect to such Oil and Gas Interest under Section 3.3.3(a). In no event shall the Joint Venture's aggregate simulated depletion allowance with respect to an Oil and Gas Interest exceed the Joint Venture's adjusted basis in the Oil and Gas Interest (maintained solely for Capital Account purposes).

                  (2) Upon the taxable disposition of an Oil and Gas Interest by the Joint Venture, the Joint Venture shall determine the simulated (hypothetical) gain or loss with respect to such Oil and Gas Interest (solely for Capital Account purposes) by subtracting the Joint Venture's simulated adjusted basis for the Oil and Gas Interest sold (maintained solely for Capital Account purposes) from the amount realized by the Joint Venture upon such disposition. Simulated adjusted basis shall be determined by reducing the adjusted basis by the aggregate simulated depletion charged to the Capital Accounts of all Joint Venturers in accordance with Section 3.3.1(d)(1). The Capital Accounts of the Joint Venturers shall be adjusted upward by the amount of any simulated gain on such disposition in proportion to such Joint Venturers' allocable share of the portion of total amount realized from the disposition of such Oil and Gas Interest that exceeds the Joint Venture's simulated adjusted basis in such Oil and Gas Interest. The Capital Accounts of the Joint Venturers shall be adjusted downward by the amount of any simulated loss in proportion to such Joint Venturers' allocable shares of the total amount realized from the disposition of such Oil and Gas Interest that represents recovery of the Joint Venture's simulated adjusted basis in such Oil and Gas Interest.

              (e) Except as otherwise provided in this Agreement, neither an Joint Venturer nor the Initial Limited Partner shall be obligated to the Joint Venture or to any other Joint Venturer to restore any negative balance in their Capital Accounts. Upon liquidation of the Joint Venture, or the liquidation of the interest of the Joint Venture Manager (in each case determined as provided in Treas. Reg. Section 1.704-1(b)(2)(ii)(g), if the Joint Venture Manager has a deficit balance in its Capital Account after crediting all Profit upon the sale of the Joint Venture's assets which have been sold, and after making all allocations provided for herein, then the Joint Venture Manager shall be obligated to contribute to the Joint Venture, on or before the later to occur of
(i) the close of the Joint Venture's taxable year, or (ii) 90 days following such liquidation, an amount equal to such deficit balance for distribution in accordance with the terms of this Agreement.

     3.2 ALLOCATION OF PROFITS AND LOSSES.

              (a) Except as provided in this Section 3.2 or in Section 3.3, the following shall apply:

                  (1) Profits and Losses of the Joint Venture (computed without regard to the items referred to in Sections 3.3.2(a)(2) and 3.3.2(a)(3)) shall be allocated 99% to the Joint Venturers and 1% to the Joint Venture Manager.

                  (2) Operating Costs shall be allocated 80% to the Joint Venturers and 20% to the Joint Venture Manager.

                  (3) All items of revenue or income attributable to an Oil and Gas Interest shall be allocated 80% to the Joint Venturers and 20% to the Joint Venture Manager.

              (b) Notwithstanding anything to the contrary in Section 3.3.2(a), no Joint Venturer shall be allocated any item to the extent that such allocation would create or increase a deficit in such Joint Venturer's Capital Account. For purposes of this Section 3.3.2(b), in determining whether an allocation would create or increase a deficit in an Joint Venturer's Capital Account, such Capital Account shall be reduced for those items described in Treas. Reg. Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) and shall be increased by any amounts which such Joint Venturer is obligated to restore in accordance with Treas. Reg. Section 1.704-1(b)(2)(ii)(c), or is deemed obligated to restore pursuant to Treas. Reg. Sections 1.704-2(g)(1) and 1.704-2(i)(5). Any item, the allocation of which to any Joint Venturer is prohibited by this Section 3.3.2(b), shall be reallocated to those Joint Venturers not having a deficit in their Capital Accounts (as adjusted as provided in this Section 3.3.2(b)) in the proportion that the positive balance of each such Joint Venturer's adjusted Capital Account bears to the aggregate balance of all such Joint Venturers' adjusted Capital Accounts, with any remaining losses or deductions being allocated to the Joint Venture Manager. Notwithstanding the provisions of
Section 3.3.2(a), to the extent items are allocated to the Joint Venturers by virtue of the preceding provisions of this Section 3.3.2(b), the Profits thereafter recognized shall be allocated to such Joint Venturers (in proportion to the items previously allocated to them pursuant to this Section 3.3.2(b)) until such time as the Profits allocated to them pursuant to this sentence equals the items allocated to them pursuant to the preceding provisions of this
Section 3.3.2(b).

              (c) In the event any Joint Venturer unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Joint Venture income and gain shall be specifically allocated to such Joint Venturer in an amount and manner sufficient to eliminate (to the extent required by the regulations) the deficit balance in such Joint Venturer's Capital Account (as adjusted in accordance with the provisions of Section 3.3.2(b)) as quickly as possible; provided, however, that an allocation pursuant to this Section 3.3.2(c) shall be made if and only to the extent that such Joint Venturer would have a deficit Capital Account (as adjusted in Section 3.3.2(b)) after all other allocations provided for in
Section 3 have been tentatively made as if this Section 3.3.2(c) were not in this Agreement. It is the intention of the Joint Venturers that the provisions of this Section 3.3.2(c) constitute a "qualified income offset" within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(d), and such provisions shall be so construed.

              (d) Notwithstanding any other provision of this Section 3.2, if there is a net decrease in Partnership Minimum Gain during any taxable year, all Joint Venturers shall be allocated items of Joint Venture income and gain for that year equal to that Joint Venturer's share (within the meaning of Treas. Reg
Section 1.704-2(g)(2)) of the net decrease in Partnership Minimum Gain. Notwithstanding the preceding sentence, no such chargeback shall be made to the extent one or more of the exceptions and/or waivers provided for in Treas. Reg
Section 1.704-2(f) applies. This Section 3.3.2(d) is intended to comply with the minimum gain chargeback requirement of Treas. Reg Section 1.704-2(f) and shall be interpreted consistently therewith.

              (e) Notwithstanding any other provision of this Section 3.2, other than Section 3.3.2(d), if there is a net decrease in Partner Minimum Gain attributable to Partner Nonrecourse Debt during any Joint Venture fiscal year, rules similar to those contained in Section 3.3.2(d) shall apply in a manner consistent with Treas. Reg Section 1.704-2(i)(4). This Section 3.3.2(e) is intended to comply with the minimum gain chargeback requirement of Treas. Reg
Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

              (f) Any Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Joint Venturer who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treas. Reg.
Section 1.704-2(i)(1).

              (g) To the extent an adjustment to the adjusted tax basis of any Joint Venture asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Joint Venturers in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such regulation.

              (h) Notwithstanding anything in this Section 3.2, if as a result of the regulatory allocations provided for in Sections 3.3.2(c) through 3.3.2(f) the Joint Venture Manager determines that the Capital Accounts of the Joint Venturers do not reflect the economic agreement among the parties, the Joint Venture Manager, in its discretion, may adjust the allocations provided for in Section 3.3.2(a) so that the Capital Accounts of the Joint Venturers will be equal to the amount they would have been equal to had such regulatory allocations not been a part of this Agreement.

              (i) The Joint Venturers are aware of the income tax consequences of the allocations made by this Section 3.2 and hereby agree to be bound by the provisions of this Section 3.2 in reporting their shares of Joint Venture income and loss for income tax purposes.

              (j) For purposes of Code Section 752 and the regulations thereunder, the excess nonrecourse liabilities of the Joint Venture (within the meaning of Treas. Reg Section 1.752-3(a)(3)), if any, shall be allocated 99% to the Joint Venturers and 1% to the Joint Venture Manager.

     3.3  DEPLETION.

              (a) The depletion deduction with respect to each Oil and Gas Interest of the Joint Venture shall be computed separately by each Joint Venturer in accordance with Code Section 613A(c)(7)(D) for Federal income tax purposes. For purposes of such computation, the adjusted basis of each Oil and Gas Interest shall be allocated in accordance with the Joint Venturers' interests in the capital of the Joint Venture.

              (b) Upon the taxable disposition of an Oil or Gas Interest by the Joint Venture, the amount realized therefrom shall be allocated among the Joint Venturers (for purposes of calculating their individual gain or loss on such disposition for Federal income tax purposes) as follows:

                  (1) The portion of the total amount realized upon the taxable disposition of such property that represents recovery of its simulated adjusted tax basis therein (as calculated pursuant to Section 3.1(d)) shall be allocated to the Joint Venturers in the same proportion as the aggregate adjusted basis of such property was allocated to such Joint Venturers (or their predecessors in interest) pursuant to Section 3.3.3(a); and

                  (2) The portion of the total amount realized upon the taxable disposition of such property that represents the excess over the simulated adjusted tax basis therein shall be allocated in accordance with the provisions of Section 3.3.1(d) as if such gain constituted an item of Profit.

     3.4  APPORTIONMENT AMONG JOINT VENTURERS.

              (a) Except as otherwise provided in this Agreement, all allocations and distributions to the Joint Venturers shall be apportioned among them pro rata based upon the number of Units held by each of the Joint Venturers.

              (b) For purposes of Section 3.3.4(a), an Joint Venturer's pro rata share in Units shall be calculated as of the end of the taxable year for which such allocation has been made; provided, however, that if a transferee of a Unit is admitted as an Joint Venturer during the course of the taxable year, the apportionment of allocations and distributions between the transferor and transferee of such Unit shall be made in the manner provided in Section 3.3.4(c).

              (c) If, during any taxable year of the Joint Venture, there is a change in any Joint Venturer's interest in the Joint Venture, each Joint Venturer's allocation of any item of income, gain, loss, deduction, or credit of the Joint Venture for such taxable year shall be determined by taking into account the varying interests of the Joint Venturers pursuant to such method as is permitted by Code Section 706(d) and the regulations thereunder.

   4. DISTRIBUTIONS.

     4.1 TIME OF DISTRIBUTION. The Joint Venture Manager shall distribute the Joint Venture's Distributable Cash at such time as it shall determine, but such distributions shall be made not less frequently than quarterly.

     4.2 DISTRIBUTIONS. Except as provided in Section 4.3, all distributions (other than those made in connection with the liquidation of the Joint Venture, which distributions shall be made in accordance with Section 9.3) shall be made in accordance with Section 3.3.2(a). In no event shall funds be advanced or borrowed for purposes of distributions if the amount of such distributions would exceed the Joint Venture's accrued and received revenues for the previous four quarters, less paid and accrued operating costs with respect to such revenues. The determination of such revenues and costs shall be made in accordance with generally accepted accounting principles, consistently applied.

     4.3 CAPITAL ACCOUNT DEFICITS. No distributions shall be made to any Joint Venturer to the extent such distribution would create or increase a deficit in such Joint Venturer's Capital Account (as adjusted in Section 3.3.2(b)). If a distribution is not made to an Joint Venturer by reason of the preceding sentence, then the amount which would have been distributed to such Joint Venturer shall be distributed to the other Joint Venturers in the proportion that the positive Capital Account balance of each Joint Venturer bears to the aggregate positive Capital Account balances of all of the Joint Venturers. Any such amount remaining after reduction of all Capital Accounts to zero shall be distributed to the Joint Venture Manager.

   5. ACTIVITIES.

     5.1 MANAGEMENT. The Joint Venture Manager shall conduct, direct, and exercise full and exclusive control over all activities of the Joint Venture. Joint Venturers shall have no power over the conduct of the affairs of the Joint Venture or otherwise commit or bind the Joint Venture in any manner. The Joint Venture Manager shall manage the affairs of the Joint Venture in a prudent and businesslike fashion and shall use its best efforts to carry out the purposes and character of the business of the Joint Venture.

     5.2 CONDUCT OF OPERATIONS.

              (a) The Joint Venturers agree to participate in the Joint Venture's program of operations as established by the Joint Venture Manager; provided, however, that no well drilled to the point of setting casing need be completed if, in the Joint Venture Manager's opinion, such well is unlikely to be productive of oil or gas in quantities sufficient to justify the expenditures required for well completion. The Joint Venture may participate with others in the drilling of wells and it may enter into joint ventures, partnerships, or other such arrangements.

              (b) The Joint Venture shall not participate in any joint operations on any co-owned Lease unless there has been acquired or reserved on behalf of the Joint Venture the right to take in kind or separately dispose of its proportionate share of the oil and gas produced from such Lease, exclusive of production which may be used in development and production operations on the Lease and production unavoidably lost, and, if the Joint Venture Manager is the operator of such Lease, the Joint Venture Manager shall enter into written agreements with every other person or entity owning any working or operating interest reserving to such person or entity a similar right to take in-kind so as not to result in the Joint Venture being treated as a member of an association taxable as a corporation for Federal income tax purposes.

              (c) The relationship of the Joint Venture and the Joint Venture Manager (or an Affiliate retaining or acquiring an interest) as co-owners in Leases, except to the extent superseded by an operating agreement consistent with the provisions of Section 5.5.2(c), and except to the extent inconsistent with this Agreement, shall be governed by the AAPL Form 610 Model Operating Agreement-1982, with a provision reserving the right to take production in-kind, naming the Joint Venture Manager as operator and the Joint Venture as a non-operator, and with the accounting procedure to govern as the accounting procedures under such operating agreements.

              (d) The Joint Venture Manager is expected to act as the operator of all Joint Venture wells, and the Joint Venture Manager may designate such other persons as it deems appropriate to conduct the actual drilling and producing operations of the Joint Venture.

              (e) As operator of Joint Venture wells, the Joint Venture Manager or its Affiliates shall receive per-well charges for each producing well based on the Working Interest acquired by the Joint Venture. These per-well charges shall be subject to annual adjustment beginning January 1, 1998 as provided in the accounting procedures of the operating agreements.

              (f) The Joint Venture shall enter into a turnkey drilling contract with the Joint Venture Manager or its Affiliates as described in the Placement Memorandum.

              (g) The funds of the Joint Venture shall not be commingled with the funds of any other Person.

              (h) The Joint Venture Manager shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Joint Venture, whether or not in the Joint Venture Manager's possession or control, and shall not employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Joint Venture.

     5.3  ACQUISITION AND SALE OF LEASES.

              (a) To the extent the Joint Venture does not acquire a full interest in a Lease from the Joint Venture Manager or its Affiliate, the remainder of the interest in such Lease may be held by the Joint Venture Manager or such Affiliate, as applicable, which may retain and exploit it for its own account or sell or otherwise dispose of all or a part of such remaining interest. Profits from such exploitation and/or disposition shall be for the benefit of the Joint Venture Manager or its Affiliate to the exclusion of the Joint Venture. Any Leases acquired by the Joint Venture from the Joint Venture Manager or its Affiliate shall be acquired at the fair market value of such property.

              (b) The Joint Venture shall acquire only Leases reasonably expected to meet the stated purposes of the Joint Venture. No Leases shall be acquired for the purpose of a subsequent sale or farmout unless the acquisition is made after a well has been drilled to a depth sufficient to indicate that such an acquisition would be in the Joint Venture's best interest.

     5.4  TITLE TO LEASES.

              (a) Record title to each Lease acquired by the Joint Venture may be temporarily held in the name of the Joint Venture Manager, or in the name of any nominee designated by the Joint Venture Manager, as agent for the Joint Venture until a productive well is completed on a Lease. Thereafter, record title to Leases shall be assigned to and placed in the name of the Joint Venture.

              (b) The Joint Venture Manager shall take the necessary steps in its best judgment to render title to the Leases to be assigned to the Joint Venture acceptable for the purposes of the Joint Venture. No operation shall be commenced on any Prospect acquired by the Joint Venture unless the Joint Venture Manager is satisfied that the undertaking of such operation would be in the best interest of Joint Venturers and the Joint Venture. The Joint Venture Manager shall be free, however, to use its own best judgment in waiving title requirements and shall not be liable to the Joint Venture or Joint Venturers for any mistakes of judgment unless such mistakes were made in a manner not in accordance with general industry standards in the geographic area. Neither the Joint Venture Manager nor its Affiliates shall be deemed to be making any warranties or representations, express or implied, as to the validity or merchantability of the title to any Lease assigned to the Joint Venture or the extent of the interest covered thereby.

     5.5 RELEASE, ABANDONMENT, AND SALE OR EXCHANGE OF PROPERTIES. Except as provided elsewhere in Section 5 and in Section 6.3, the Joint Venture Manager shall have full power to dispose of the production and other assets of the Joint Venture, including the power to determine which Leases shall be released or permitted to terminate, those wells to be abandoned, whether any Lease or well shall be sold or exchanged, and the terms therefor.

     5.6 CERTAIN TRANSACTIONS WITH JOINT VENTURE MANAGER OR AFFILIATES. Any services, equipment, or supplies which the Joint Venture Manager or an Affiliate furnishes to the Joint Venture which is not specifically referred to herein shall be furnished at a competitive rate which could be obtained in the geographical area of operations. Any such services for which the Joint Venture Manager or an Affiliate is to receive compensation shall be embodied in a written contract which precisely describes the services to be rendered and all compensation to be paid.

  6. JOINT VENTURE MANAGER.

     6.1 JOINT VENTURE MANAGER. The Joint Venture Manager shall have the sole and exclusive right and power to manage and control the affairs of and to operate the Joint Venture, to do all things necessary to carry on the business of the Joint Venture for the purposes described in Section 1.4 and to conduct the activities of the Joint Venture as set forth in Section 5. No financial institution or any other person, firm, or corporation dealing with the Joint Venture Manager shall be required to ascertain whether the Joint Venture Manager is acting in accordance with this Agreement, but such financial institution or such other person, firm, or corporation shall be protected in relying solely upon the deed, transfer, or assurance of, and the execution of such instrument or instruments by, the Joint Venture Manager. The Joint Venture Manager shall devote so much of its time to the business of the Joint Venture as in its judgment the conduct of the Joint Venture's business shall reasonably require and shall not be obligated to do or perform any act or thing in connection with the business of the Joint Venture not expressly set forth herein. The Joint Venture Manager may engage in business ventures of any nature and description independently or with others and neither the Joint Venture nor any of the Joint Venturers shall have any rights in and to such independent ventures or the income or profits derived therefrom.

     6.2 AUTHORITY OF JOINT VENTURE MANAGER. The Joint Venture Manager is specifically authorized and empowered, on behalf of the Joint Venture, and by consent of the Joint Venturers herein given, to do any act, execute any document or enter into any contract or any agreement of any nature necessary or desirable, in the opinion of the Joint Venture Manager, in pursuance of the purposes of the Joint Venture. Without limiting the generality of the foregoing, in addition to any and all other powers conferred upon the Joint Venture Manager pursuant to this Agreement and the Act, and except as otherwise prohibited by law or hereunder, the Joint Venture Manager shall have the power and authority to:

          (a) Acquire Leases and other Oil and Gas Interests in furtherance of the Joint Venture's business;

          (b) Enter into and execute pooling agreements, farm out agreements, operating agreements, unitization agreements, dry and bottom hole and acreage contribution letters, construction contracts, and any and all documents or instruments customarily employed in the oil and gas industry in connection with the acquisition, sale, exploration, development, or operation of Oil and Gas Interests, and all other instruments deemed by the Joint Venture Manager to be necessary or appropriate to the proper operation of Oil or Gas Interests or to effectively and properly perform its duties or exercise its powers hereunder;

          (c) Make expenditures and incur any obligations it deems necessary to implement the purposes of the Joint Venture, employ and retain such personnel as it deems desirable for the conduct of the Joint Venture's activities, including employees, consultants, and attorneys and exercise on behalf of the Joint Venture, in such manner as the Joint Venture Manager, in its sole judgment, deems best, all rights, elections, and obligations granted to or imposed upon the Joint Venture;

          (d) Manage, operate, and develop any Joint Venture property, and enter into operating agreements with respect to properties acquired by the Joint Venture, including an operating agreement with the Joint Venture Manager as described in the Placement Memorandum, which agreements may contain such terms, provisions, and conditions as are usual and customary within the industry and as the Joint Venture Manager shall approve;

          (e) Compromise, sue, or defend any and all claims in favor of or against the Joint Venture;

          (f) Subject to the provisions of Section 8.4, make or revoke any election permitted the Joint Venture by any taxing authority;

          (g) Perform any and all acts it deems necessary or appropriate for the protection and preservation of Joint Venture assets;

          (h) Maintain, at the expense of the Joint Venture, such insurance coverage for public liability, fire and casualty, and any and all other insurance necessary or appropriate to the business of the Joint Venture in such amounts and of such types as it shall determine from time to time;

          (i) Buy, sell, or lease property or assets on behalf of the Joint Venture;

          (j) Enter into agreements to hire services of any kind or nature;

          (k) Assign interests in properties to the Joint Venture;

          (l) Borrow money on behalf of the Joint Venture from third parties or the Joint Venture Manager or its Affiliates.

          (m) Enter into soliciting dealer agreements and perform all of the Joint Venture's obligations thereunder, to issue and sell Units pursuant to the terms and conditions of this Agreement, the Subscription Agreements, and the Placement Memorandum, to accept and execute on behalf of the Joint Venture Subscription Agreements, and to admit Joint Venturers and Substitute Joint Venturers; and

          (n) Perform any and all acts, and execute any and all documents, it deems necessary or appropriate to carry out the purposes of the Joint Venture.

     6.3 CERTAIN RESTRICTIONS ON JOINT VENTURE MANAGER'S POWER AND AUTHORITY. Notwithstanding any other provisions of this Agreement to the contrary, neither the Joint Venture Manager nor any of its Affiliates shall have the power or authority to, and shall not, do, perform, or authorize any of the following:

          (a) Without having first received the prior consent of the holders of a majority of the then outstanding Units entitled to vote,

               (1) sell all, or substantially all, of the assets of the Joint Venture (except upon liquidation of the Joint Venture pursuant to Section
     9), unless cash funds of the Joint Venture are insufficient to pay the obligations and other liabilities of the Joint Venture;

               (2) dispose of the good will of the Joint Venture; or

               (3) do any other act which would make it impossible to carry on the ordinary business of the Joint Venture;

          (b) Bind or obligate the Joint Venture with respect to any matter outside the scope of the Joint Venture business;

          (c) Use the Joint Venture name, credit, or property for other than Joint Venture purposes;

          (d) Utilize Joint Venture funds to invest in the securities of another Person except in the following instances:

               (1) investments in Working Interests or undivided Lease interests made in the ordinary course of the Joint Venture's business;

               (2) temporary investments made in compliance with Section
     2.2.2(c);

               (3) investments which are a necessary and incidental part of a property acquisition transaction; and

               (4) investments in entities established solely to limit the Joint Venture's liabilities associated with the ownership or operation of property or equipment; provided, however, that in such instances duplicative fees and expenses shall be prohibited.

          (e) Sell, transfer, or assign its interest (except for a collateral assignment which may be granted to a bank or other financial institution) in the Joint Venture, or any part thereof, or otherwise withdraw as Joint Venture Manager without written notice to the Joint Venturers.

     6.4 INDEMNIFICATION OF JOINT VENTURE MANAGER. The Joint Venture Manager shall have no liability to the Joint Venture or to any Joint Venturer for any loss suffered by the Joint Venture which arises out of any action or inaction of the Joint Venture Manager if the Joint Venture Manager, in good faith, determined that such course of conduct was in the best interest of the Joint Venture, that the Joint Venture Manager was acting on behalf of or performing services for the Joint Venture, and that such course of conduct did not constitute gross negligence or willful misconduct of the Joint Venture Manager. The Joint Venture Manager shall be indemnified by the Joint Venture against any losses, judgments, liabilities, expenses, and amounts paid in settlement of any claims sustained by it in connection with the Joint Venture, provided that the Joint Venture Manager has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interest of the Joint Venture, that the Joint Venture Manager was acting on behalf of or performing services for the Joint Venture, and that the same were not the result of gross negligence or willful misconduct on the part of the Joint Venture Manager. Indemnification of the Joint Venture Manager is recoverable only from the tangible net assets of the Joint Venture, including the insurance proceeds from the Joint Venture's insurance policies and the insurance and indemnification of the Joint Venture's subcontractors, and is not recoverable from the Joint Venturers.

     6.5 WITHDRAWAL.

          (a) Notwithstanding the limitations contained in Section 6.6.3(e), the Joint Venture Manager shall have the right, by giving written notice to the Joint Venturers, to substitute in its stead as Joint Venture Manager any successor entity or any entity controlled by the Joint Venture Manager, and the Joint Venturers, by execution of this Agreement, hereby expressly consent to such a transfer unless it would adversely affect the status of the Joint Venture as a partnership for Federal income tax purposes.

          (b) The Joint Venture Manager may voluntarily withdraw from the Joint Venture after written notice to the Joint Venturers.

          (c) In the event a Joint Venture Manager withdraws and the Joint Venturers elect to continue the Joint Venture, the withdrawing Joint Venture Manager's interest in the assets of the Joint Venture shall be determined by independent appraisal by a qualified independent petroleum engineering consultant who shall be selected by mutual agreement of the Joint Venture Manager and the successor Joint Venture Manager. Such appraisal will take into account an appropriate discount to reflect the risk of recovery of oil and gas reserves. The withdrawn Joint Venture Manager shall be paid for its interest within ten days of the determination of the value of such interest.

     6.6 MANAGEMENT FEE. The Joint Venture shall pay the Joint Venture Manager, on the date hereof, a one-time management fee equal to 4.9% of the total Capital Contributions required to be made by the Joint Venturers pursuant to Section 2.2.2(a).

     6.7 ORGANIZATION AND OFFERING FEE. The Joint Venture shall pay the Joint Venture Manager, on the date hereof, a one-time organization and offering fee equal to 2.8% of the Capital Contributions required to be made by the Joint Venturers pursuant to Section 2.2.2(a), to reimburse the Joint Venture Manager for paying all costs of organizing and selling the Units including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters' attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositaries, engineers and other experts, expenses of qualification of the sale of the securities under Federal and state law, including taxes and fees, accountants' and attorneys' fees and other front-end fees.

     6.8 TAX MATTERS PARTNER. The Joint Venture Manager shall serve as the Tax Matters Partner for purposes of Code Sections 6221 through 6233. The Joint Venture may engage its accountants and/or attorneys to assist the Tax Matters Partner in discharging its duties hereunder.

  7. JOINT VENTURERS.

     7.1 MANAGEMENT. No Joint Venturer shall take part in the control or management of the business or transact any business for the Joint Venture, and no Joint Venturer shall have the power to sign for or bind the Joint Venture, all of such authority having been given to the Joint Venture Manager in Section
6. Any action or conduct of Joint Venturers on behalf of the Joint Venture is hereby expressly prohibited. Any Joint Venturer who violates the provisions of this Section 7.1 shall be liable to the remaining Joint Venturers, the Joint Venture Manager, and the Joint Venture for any damages, costs, or expenses any of them may incur as a result of such violation. Joint Venturers shall have the right to vote only with respect to those matters specifically provided for in these Sections.

     7.2 ASSIGNMENT OF UNITS.

          (a) An Joint Venturer may transfer all or any portion of the Joint Venturer's Units, subject to the following conditions:

               (1) Except in the case of a transfer of Units at death, as a result of adjudication of incompetency or insanity, or involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Joint Venture such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Joint Venture to effect such transfer;

               (2) The transferor and transferee shall furnish the Joint Venture with the transferee's taxpayer identification number and sufficient information to determine the transferee's initial tax basis in the Units transferred; and

               (3) The Joint Venture is reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such transfer.

               (4) If the transferor is an Additional General Partner, the Joint Venture Manager has consented to the transfer, which shall be in the sole discretion of the Joint Venture Manager.

          (b) A Person who acquires one or more Units but who is not admitted as a Substitute Joint Venturer, shall only be entitled to allocations and distributions with respect to such Units in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Joint Venture, shall not be entitled to inspect the books or records of the Joint Venture, and shall not have any of the rights of an Additional General Partner or a Limited Partner under the Act or this Agreement.

          (c) Subject to the other provisions of Section 7, a transferee of Units may be admitted to the Joint Venture as a Substitute Joint Venturer only upon satisfaction of the following conditions:

               (1) The Joint Venture Manager consents to such admission, which consent can be withheld in its absolute discretion;

               (2) The Units with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

               (3) The transferee becomes a party to this Agreement as a Joint Venturer and executes such documents and instruments as the Joint Venture Manager may reasonably request as may be necessary or appropriate to confirm such transferee as a Joint Venturer of the Joint Venture and such transferee's agreement to be bound by the terms and conditions hereof; and

               (4) If the transferee is not an individual of legal majority, the transferee provides the Joint Venture with evidence satisfactory to counsel for the Joint Venture of the authority of the transferee to become a Joint Venturer and to be bound by the terms and conditions of this Agreement.

          (d) In any calendar quarter in which a transfer of a Unit occurs, the Joint Venture shall recognize the assignment not later than the last day of the calendar month following receipt of notice of assignment and required documentation.

          (e) Each Joint Venturer hereby covenants and agrees with the Joint Venture, for the benefit of the Joint Venture and all Joint Venturers, that (i) the Joint Venturer is not currently making a market in Units and (ii) the Joint Venturer will not transfer any Unit on an established securities market or a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any regulations, proposed regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service that may be promulgated or published thereunder). Each Joint Venturer further agrees that the Joint Venturer will not transfer any Unit to any Person unless such Person agrees to be bound by the provisions of this Section 7.2 and to transfer such Units only to Persons who agree to be similarly bound.

     7.3 PROHIBITED TRANSFERS.

          (a) Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no effect whatever. If, however, the Joint Venture is required by a court of competent jurisdiction to recognize a transfer that is not a Permitted Transfer (or if the Joint Venture Manager, in its sole discretion, elects to recognize a transfer that is not a Permitted Transfer), the Joint Venture shall have the right (without limiting any other legal or equitable rights of the Joint Venture) to withhold distributions to which such transferee would otherwise be entitled and apply such distributions to satisfy the debts, obligations, or liabilities for damages that the transferor or transferee of such Units may have to the Joint Venture.

          (b) In the case of a transfer or attempted transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such transfer shall be liable to indemnify and hold harmless the Joint Venture and the other Joint Venturers from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers fees and expenses) as a result of such transfer or attempted transfer and efforts to enforce the indemnity granted hereby.

     7.4 WITHDRAWAL BY JOINT VENTURERS. An Joint Venturer may not withdraw from the Joint Venture, except as otherwise provided in this Agreement.

     7.5 CALLING OF MEETINGS. Joint Venturers owning 20% or more of the then outstanding Units entitled to vote shall have the right to request that the Joint Venture Manager call a meeting of the Joint Venturers. The Joint Venture Manager shall call such a meeting and shall deposit in the United States mails within 15 days after receipt of such request written notice to all Joint Venturers of the meeting and the purpose of the meeting, which shall be held on a date not less than 30, nor more than 60, days after the date of the mailing of such notice, at a reasonable time and place. Joint Venturers shall have the right to submit proposals to the Joint Venture Manager for inclusion in the voting materials for the next meeting of Joint Venturers for consideration and approval by the Joint Venturers. Joint Venturers shall have the right to vote in person or by proxy.

     7.6 VOTING RIGHTS. Joint Venturers shall be entitled to all voting rights granted to them under this Agreement and as specified by the Act. Each Unit is entitled to one vote on all matters; each fractional Unit is entitled to that fraction of one vote equal to the fractional interest in the Unit. Except as otherwise provided herein, at any meeting of Joint Venturers, a vote of a majority of Units represented at such meeting, in person or by proxy, with respect to matters considered at the meeting at which a quorum is present shall be required for approval of any such matters.

     7.7 VOTING BY PROXY. The Joint Venturers may vote either in person or by proxy.

     7.8 CONVERSION OF ADDITIONAL GENERAL PARTNER INTERESTS INTO LIMITED PARTNER INTERESTS.

          (a) As provided herein, Additional General Partners may elect to convert, transfer, and exchange their Additional General Partner interests for Limited Partner interests upon receipt by the Joint Venture Manager of written notice of such election. An Additional General Partner may request conversion of all, but not less than all, of such Additional General Partner's interest for a Limited Partner interest at any time.

          (b) The Joint Venture Manager shall notify all Additional General Partners at least 30 days prior to any material change in the amount of the Joint Venture's insurance coverage.

          (c) The Joint Venture Manager shall cause the conversion of Additional General Partner interests into Limited Partner interests to be effected as promptly as possible as prudent business judgment dictates. Conversion of an Additional General Partner interest to a Limited Partner interest shall be conditioned upon a finding by the Joint Venture Manager that such conversion will not cause a termination of the Joint Venture for Federal income tax purposes, and will be effective upon the Joint Venture Manager's filing an amendment to the Joint Venture's Certificate of Limited Partnership reflecting such conversion. The Joint Venture Manager is obligated to file an amendment to the Joint Venture's Certificate of Limited Partnership during the full calendar month after receipt of the required notice from the Additional General Partner and a determination by the Joint Venture Manager that the conversion will not constitute a termination of the Joint Venture for Federal income tax purposes. The effecting of the conversion is subject to the satisfaction of the condition that the electing Additional General Partner provide written notice to the Joint Venture Manager of such intent to convert. Upon such conversion, such Additional General Partner shall become a Limited Partner, but such Additional General Partner shall remain liable to the Joint Venture for any additional Capital Contribution(s) required and such Additional General Partner's proportionate share of any Joint Venture obligation or liability arising prior to the conversion.

          (d) Limited Partners may not convert and/or exchange their interests for Additional General Partner interests.

     7.9 LIABILITY OF JOINT VENTURERS. Except as otherwise provided in this Agreement or the Act, each Additional General Partner shall be jointly and severally liable for the debts and obligations of the Joint Venture. In addition, each Additional General Partner shall be jointly and severally liable for any wrongful acts or omissions of the Joint Venture Manager and/or the misapplication of money or property of a third party by the Joint Venture Manager acting within the scope of its apparent authority to the extent such acts or omissions are chargeable to the Joint Venture.

  8. BOOKS AND RECORDS.

     8.1 BOOKS AND RECORDS.

          (a) For accounting and income tax purposes, the Joint Venture shall operate on a calendar year.

          (b) The Joint Venture Manager shall keep just and true records and books of account with respect to the operations of the Joint Venture and shall maintain and preserve during the term of the Joint Venture and for four years thereafter all such records, books of account, and other relevant Joint Venture documents. The Joint Venture Manager shall maintain for at least six years all records necessary to substantiate the fact that Units were sold only to purchasers for whom such Units were suitable. Such books shall be maintained at the principal place of business of the Joint Venture and shall be kept on the accrual method of accounting.

          (c) The Joint Venture Manager shall keep or cause to be kept complete and accurate books and records with respect to the Joint Venture's business, which books and records shall at all times be kept at the principal office of the Joint Venture. Any records maintained by the Joint Venture in the regular course of its business, including the names and addresses of Joint Venturers, books of account, and records of Joint Venture proceedings, may be kept on or be in the form of RAM disks, magnetic tape, photographs, micrographies, or any other information storage device; provided, however, that the records so kept are convertible into clearly legible written form within a reasonable period of time. The books and records of the Joint Venture shall be made available for review by any Joint Venturer or the Joint Venturer's representative at any reasonable time.

          (d) The Participant List shall be maintained as a part of the books and records of the Joint Venture, shall be available for the inspection by any Joint Venturer or such Joint Venturer's designated agent at the principal office of the Joint Venture upon the request of any Joint Venturer and shall be updated at least quarterly to reflect changes in the information contained therein.

     8.2 REPORTS. The Joint Venture Manager shall deliver to each Joint Venturer the following financial statements and reports at the times indicated below:

          (a) Within 120 days after the end of each fiscal year, financial statements, including a balance sheet and statements of income, Joint Venturers' equity, and cash flows, all of which shall be prepared in accordance with generally accepted accounting principles, and a reconciliation of such financial statements with the information furnished to the Joint Venturers for Federal income tax reporting purposes.

          (b) By March 15 of each year, a report containing such information as to enable each Joint Venturer to prepare and file such Joint Venturer's Federal income tax return.

          (c) Such other reports and financial statements as the Joint Venture Manager shall determine from time to time.

     8.3 BANK ACCOUNTS. All funds of the Joint Venture shall be deposited in such separate bank account or accounts, short term obligations of the U.S. Government or its agencies, or other interest-bearing investments and money market or liquid asset mutual funds as shall be determined by the Joint Venture Manager. All withdrawals therefrom shall be made upon checks signed by the Joint Venture Manager or any person authorized to do so by the Joint Venture Manager.

     8.4 FEDERAL INCOME TAX ELECTIONS.

          (a) Except as otherwise provided in this Section 8.4, all elections required or permitted to be made by the Joint Venture under the Code shall be made by the Joint Venture Manager in its sole discretion. Each Joint Venturer agrees to provide the Joint Venture with all information necessary to give effect to any election to be made by the Joint Venture.

          (b) The Joint Venture shall elect to currently deduct intangible drilling and development costs as an expense for income tax purposes and shall require any partnership, joint venture, or other arrangement in which it is a party to make such an election.

  9. DISSOLUTION; WINDING-UP.

     9.1 DISSOLUTION.

          (a) Except as otherwise provided herein, the retirement, withdrawal, removal, death, insanity, incapacity, dissolution, or bankruptcy of any Joint Venturer shall not dissolve the Joint Venture. The successor to the rights of such Joint Venturer shall have all the rights of an Joint Venturer for the purpose of settling or administering the estate or affairs of such Joint Venturer; provided, however, that no successor shall become a Substitute Joint Venturer except in accordance with Section 7; and provided further that upon the occurrence of any of the events referred to in the first sentence of this
Section 9.9.1(a) with respect to an Additional General Partner, the Joint Venture shall be dissolved and wound up unless at that time there is at least one other Additional General Partner, in which event the business of the Joint Venture shall continue to be carried on. Neither the expulsion of any Joint Venturer, nor the admission or substitution of an Joint Venturer, shall work a dissolution of the Joint Venture. The estate of a deceased, insane, incompetent, or bankrupt Joint Venturer shall be liable for all his liabilities as an Joint Venturer.

          (b) Notwithstanding anything in the Act to the contrary, the Joint Venture shall be dissolved upon, but not before, the earliest to occur of (i) the written consent of the Joint Venture Manager and Joint Venturers owning a majority of the then outstanding Units to dissolve and wind up the affairs of the Joint Venture; (ii) subject to the provisions of Section 9.9.1(c), the retirement, withdrawal, removal, death, adjudication of insanity or incapacity, or bankruptcy (or, in the case of a corporate Joint Venture Manager, the withdrawal, removal, filing of a certificate of dissolution, liquidation, or bankruptcy) of the Joint Venture Manager; (iii) the sale, forfeiture, or abandonment of all, or substantially all, of the Joint Venture's property and the sale and/or collection of any evidences of indebtedness received in connection therewith; (iv) December 31, 2047 or (v) a dissolution event described in Section 9.9.1(a).

          (c) In the case of any event described in Section 9.9.1(b)(ii), if a successor Joint Venture Manager is selected by Joint Venturers owning a majority of the then outstanding Units within 90 days after such event, and if such Joint Venturers agree within such 90 day period to continue the business of the Joint Venture, then the Joint Venture shall not be dissolved.

          (d) If, notwithstanding the provisions of this Agreement, the retirement, withdrawal, removal, death, insanity, incapacity, dissolution, liquidation, or bankruptcy of any Joint Venturer, or the assignment of a Joint Venturer's interest in the Joint Venture, or the substitution or admission of a new Joint Venturer, shall be deemed under the Act to cause a dissolution of the Joint Venture, then, except as provided in Section 9.9.1(c), the remaining Joint Venturers may, in accordance with the Act, continue the Joint Venture business as a new partnership and all such remaining Joint Venturers agree to be bound by the provisions of this Agreement.

     9.2 LIQUIDATION. Upon a dissolution of the Joint Venture, the Joint Venture Manager, or in the event there is no Joint Venture Manager, any other Person selected by the Joint Venturers to act as the liquidator, shall cause the affairs of the Joint Venture to be wound up and shall take account of the Joint Venture's assets (including Capital Contributions, if any, of the Joint Venture Manager pursuant to Section 3.3.1(e)) and, subject to the provisions of Section 9.9.3(b) shall be liquidated as promptly as is consistent with obtaining the fair market value thereof (which dissolution and liquidation may be accomplished over a period spanning one or more tax years in the sole discretion of the Joint Venture Manager or the liquidator), and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in accordance with Section 9.3.

     9.3 WINDING-UP.

          (a) Upon the dissolution of the Joint Venture and winding up of its affairs, the assets of the Joint Venture shall be distributed as follows:

               (1) all of the Joint Venture's debts and liabilities to Persons other than to Joint Venturers shall be paid and discharged;

               (2) to the establishment of any cash reserves which the Joint Venture Manager or liquidator determines to create in their sole discretion for unmatured and/or contingent liabilities or obligations of the Joint Venture; and

               (3) to the Joint Venturers, in accordance with their respective Capital Accounts; provided, however, that if the Joint Venture Manager or liquidator establishes any reserves in accordance with the provisions of
     Section 9.9.3(a)(2), then the distributions pursuant to this Section 9.9.3(a)(3) (including distribution of any released reserves) shall be pro rata in accordance with the balances of the Joint Venturers' Capital Accounts.

          (b) Distributions pursuant to Section 9.3 shall be made in cash or in kind to the Joint Venturers, at the election of the Joint Venture Manager. Notwithstanding the provision of this Section 9.9.3(b), in no event shall the Joint Venturers reserve the right to take in kind and separately dispose of their share of production.

          (c) Any in kind property distributions to the Joint Venturers shall be made to a liquidating trust or similar entity for the benefit of the Joint Venturers, unless at the time of the distribution:

               (1) the Joint Venture Manager shall offer the individual Joint Venturers the election of receiving in kind property distributions and the Joint Venturers accept such offer after being advised of the risks associated with such direct ownership; or

               (2) there are alternative arrangements in place which assure the Joint Venturers that they will not, at any time, be responsible for the operation or disposition of Joint Venture properties.

  10. POWER OF ATTORNEY.

     10.1 JOINT VENTURE MANAGER AS ATTORNEY-IN-FACT. Each Joint Venturer makes, constitutes, and appoints the Joint Venture Manager their true and lawful attorney-in-fact, with full power of substitution, in the name, place, and stead of the Joint Venturer, from time to time to make, execute, sign, acknowledge, and file:

          (a) Any notices or certificates as may be required under the Act and under the laws of any other state or jurisdiction in which the Joint Venture shall engage, or seek to engage, to do business and to do such other acts as are required to constitute the Joint Venture as a limited partnership under such laws.

          (b) Any amendment to the Agreement pursuant to and which complies with
Section 11.9.

          (c) Such certificates, instruments, and documents as may be required by, or may be appropriate under the laws of any state or other jurisdiction in which the Joint Venture is doing or intends to do business.

          (d) Such certificates, instruments, and documents as may be required by, or as may be appropriate for the Joint Venturer to comply with, the laws of any state or other jurisdiction to reflect a change of name or address of the Joint Venturer.

          (e) Such certificates, instruments, and documents as may be required to be filed with the Department of Interior (including any bureau, office or other unit thereof, whether in Washington, D.C. or in the field, or any officer or employee thereof), as well as with any other federal or state agencies, departments, bureaus, offices, or authorities and pertaining to (i) any and all offers to lease, Leases (including amendments, modifications, supplements, renewals, and exchanges thereof) of, or with respect to, any lands under the jurisdiction of the United States or any state including, without limitation, lands within the public domain, and acquired lands, and provides for the leasing thereof, (ii) all statements of interest and holdings on behalf of the Joint Venture or the Joint Venturer; (iii) any other statements, notices, or communications required or permitted to be filed or which may hereafter be required or permitted to be filed under any law, rule, or regulation of the United States, or any state relating to the leasing of lands for oil or gas exploration or development, (iv) any request for approval of assignments or transfers of oil and gas Leases, any unitization or pooling agreements and any other documents relating to lands under the jurisdiction of the United States or any state; and (v) any other documents or instruments which said attorney-in-fact, in its sole discretion, shall determine should be filed.

          (f) Any further document, including furnishing verified copies of this Agreement and/or excerpts therefrom, which said attorney-in-fact shall consider necessary or convenient in connection with any of the foregoing, hereby giving said attorney-in-fact full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the foregoing as fully as the undersigned might and could do if personally present, and hereby ratifying and confirming all that said attorney-in-fact shall lawfully do to cause to be done by virtue hereof.

     10.2 NATURE AS SPECIAL POWER. The foregoing grant of authority:

          (a) is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death or incompetency of the Joint Venturer granting it;

          (b) shall survive the delivery of any assignment by the Joint Venturer of the whole or any portion of the Joint Venturer's Units; except that where the assignee thereof has been approved by the Joint Venture Manager for admission to the Joint Venture as a Substitute Joint Venturer, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling said attorney-in-fact to execute, acknowledge, and file any instrument necessary to effect such substitution; and

          (c) may be exercised by said attorney-in-fact by a listing of all of the Joint Venturers executing any instrument with a single signature of said attorney-in-fact.

  11. MISCELLANEOUS PROVISIONS.

     11.1 LIABILITY OF PARTIES. By entering into this Agreement, no party shall become liable for any other party's obligations relating to any activities beyond the scope of this Agreement, except as provided by the Act. If any party suffers, or is held liable for, any loss or liability of the Joint Venture which is in excess of that agreed upon herein, such party shall be indemnified by the other parties, to the extent of their respective interests in the Joint Venture, as provided herein.

     11.2 NOTICES. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an officer of the party to whom the same is directed or sent by registered or certified mail, postage and charges prepaid, addressed as follows (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section):

          (a) If to the Joint Venture Manager, 632 Adams Street, Suite 710, Bowling Green, Kentucky 42101.

          (b) If to an Joint Venturer, at such Joint Venturer's address for purposes of notice which is set forth on Exhibit A attached hereto. Unless otherwise expressly set forth in this Agreement to the contrary, any such notice shall be deemed to be given on the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

     11.3 PARAGRAPH HEADINGS, SECTION REFERENCES. The headings in the Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof. All references herein to Sections shall refer to Sections of this Agreement unless the context clearly requires otherwise.

     11.4 SEVERABILITY. Every portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

     11.5 SOLE AGREEMENT. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and no amendment, modification, or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by the Joint Venture Manager and such percentage of Joint Venturers as provided in Section 11.9.

     11.6 APPLICABLE LAW. This Agreement, shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflict of law rules.

     11.7 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

     11.8 WAIVER OF ACTION FOR PARTITION. Each Joint Venturer irrevocably waives, during the term of the Joint Venture, any right that such Joint Venturer may have to maintain any action for partition with respect to the Joint Venture and the property of the Joint Venture.

     11.9 AMENDMENTS.

          (a) Unless otherwise specifically herein provided, this Agreement shall not be amended without the consent of Joint Venturers owning a majority of the then outstanding Units entitled to vote.

          (b) The Joint Venture Manager may, without notice to, or consent of, any Joint Venturer, amend any provisions of this Agreement, or consent to and execute any amendment to this Agreement, to reflect:

               (1) A change in the name or location of the principal place of business of the Joint Venture;

               (2) The admission of Substitute Joint Venturers or additional Joint Venturers in accordance with this Agreement;

               (3) A reduction in, return of, or withdrawal of, all or a portion of any Joint Venturer's Capital Contribution;

               (4) A correction of any typographical error or omission;

               (5) A change which is necessary in order to qualify the Joint Venture as a limited partnership under the laws of any other state or which is necessary or advisable, in the opinion of the Joint Venture Manager, to ensure that the Joint Venture will be treated as a partnership and not as an association taxable as a corporation for Federal income tax purposes;

               (6) A change in the allocation provisions, in accordance with the provisions of Section 3.3.2(a), in a manner that, in the sole opinion of the Joint Venture Manager (which opinion shall be determinative), would result in the most favorable aggregate consequences to the Joint Venturers as nearly as possible consistent with the allocations contained herein, for such allocations to be recognized for Federal income tax purposes due to developments in the Federal income tax laws or otherwise; or

               (7) Any other amendment similar to the foregoing;

provided however, that the Joint Venture Manager shall have no authority, right, or power under this Section 11.11.9(b) to amend the voting rights of the Joint Venturers.

     11.10 SUBSTITUTION OF SIGNATURE PAGES. This Agreement has been executed in duplicate by the Joint Venturers and one executed copy of the signature page is attached to the Joint Venturer's copy of this Agreement. It is agreed that the other executed copy of such signature page may be attached to an identical copy of this Agreement together with the signature pages from counterpart Agreements which may be executed by other Joint Venturers.

     11.11 INCORPORATION BY REFERENCE. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

                         HOME STAKE JOINT VENTURE, LTD.

                     JOINT VENTURE AGREEMENT SIGNATURE PAGE


                Number of Units of Limited Partnership interest
----------

                Number of Units of General Partnership interest
----------

                Cash Payment - $17,100 per Unit to be paid as follows:
----------      $10,000 payable upon subscription for the drilling and testing of the Re-Entry and Venture
                Wells (Payable to "SOUTH CENTRAL BANK, ESCROW AGENT FOR THE HOME STAKE JOINT VENTURE,
                LTD.") and

                $4,275 payable if and when the Joint Venture Manager decides to complete the Re-Entry Well
                (Payable to "HOME STAKE JOINT VENTURE, LTD.") and

                $2,825 payable if and when the Joint Venture Manager decides to complete the Venture Well (Payable to "HOME STAKE JOINT VENTURE,
                LTD.").


                            REGISTRATION INFORMATION



--------------------------------------------------------------------------------
Print Name



--------------------------------------------------------------------------------
Social Security Number or Tax ID Number


X
--------------------------------------------------------------------------------
 Signature


Mailing Address:

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


Home Ph #:
--------------------------------------------------------------------------------


Work Ph #:
--------------------------------------------------------------------------------


               Check One:
        Individual                 IRA
----                         ----
        J/T/W/R/O/S                Keogh
----                         ----
        Partnership                TIC
----                         ----
        Trust Created              Corporation
----    on ________          ----
        Limited Liability          Community
----    Company              ----  Property


Check One:
[ ]  Accredited Investor
[ ]  Non-Accredited Investor


--------------------------------------------------------------------------------
Print Name of Joint Owner
(if applicable)


--------------------------------------------------------------------------------
Social Security Number or Tax ID Number

X
--------------------------------------------------------------------------------
  Signature of Joint Owner

                           DEALER MANAGER'S ACCEPTANCE

Ridgemont Securities, Inc., as Dealer Manager, herewith accepts the foregoing subscription.



--------------------------------------------------------------------------------
Deborah Morones, President

Date:
      ----------------------


                           JOINT VENTURE'S ACCEPTANCE

Blue Ridge Energy, Inc., as Joint Venture Manager, herewith accepts the foregoing subscription in the Home Stake Joint Venture.




--------------------------------------------------------------------------------
Robert D. Burr, President

Date:
      ----------------------

                                    EXHIBIT A
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         HOME STAKE JOINT VENTURE, LTD.


Names and Addresses of Investors                     Nature of Interest                 Number of Units
--------------------------------                     ------------------                 ---------------


